Filed Pursuant to Rule 424(b)(3)

Registration No. 333-164777

CLARION PARTNERS PROPERTY TRUST INC.

MONTHLY PRICING SUPPLEMENT DATED JUNE 3, 2013

TO THE PROSPECTUS DATED APRIL 30, 2013

The unaudited net asset value, or NAV, per share of each of the Class A and Class W common stock, as determined in accordance with our valuation guidelines, for each day that the New York Stock Exchange was open for unrestricted trading, which we refer to as a business day, during the month of May 2013 is set forth below.

	NAV Per Share
Date	Class A	Class W
May 1, 2013	$10.22	$10.23
May 2, 2013	$10.22	$10.23
May 3, 2013	$10.23	$10.23
May 6, 2013	$10.23	$10.24
May 7, 2013	$10.23	$10.24
May 8, 2013	$10.23	$10.24
May 9, 2013	$10.23	$10.24
May 10, 2013	$10.24	$10.24
May 13, 2013	$10.24	$10.25
May 14, 2013	$10.24	$10.25
May 15, 2013	$10.24	$10.25
May 16, 2013	$10.24	$10.25
May 17, 2013	$10.25	$10.25
May 20, 2013	$10.25	$10.26
May 21, 2013	$10.25	$10.26
May 22, 2013	$10.25	$10.26
May 23, 2013	$10.25	$10.26
May 24, 2013	$10.25	$10.26
May 28, 2013	$10.26	$10.27
May 29, 2013	$10.26	$10.26
May 30, 2013	$10.26	$10.27
May 31, 2013	$10.26	$10.27

The NAV per share for both Class A and Class W shares shown above is based on, among other things, a value of $17,950,000 as of May 31, 2013 for our real estate properties. The following are key assumptions (shown on a weighted-average basis) that are used in the discounted cash flow models to estimate the value of our real estate investments (including our ownership percentage of assets held in joint-ventures) as of May 31, 2013:

Total Company	5/31/2013
Exit capitalization rate	7.04%
Discount rate/internal rate of return (IRR)	7.65%
Annual market rent growth rate	3.00%
Holding period (years)	10.00

While we believe our assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our real estate assets. For example, assuming all other factors remain unchanged, an increase of 0.25% in the weighted-average discount rate/internal rate of return (IRR) used would yield a decrease in our total real estate asset value of 1.92% as of May 31, 2013. As a result of sensitizing the IRR, our NAV per share for both Class A and Class W shares would have been $10.00 for Class A and $10.01 for Class W shares as of May 31, 2013, instead of $10.26 for Class A and $10.27 for Class W shares. The foregoing is only a mathematical illustration and not intended to qualify the values reflected above. See “Risk Factors” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in our prospectus for a discussion on the risks and limitations associated with the judgments and assumptions utilized in valuing our real estate properties and calculating our NAV.

Each business day, our NAV per share for each class of shares is posted on our website, www.clarionpartnerstrust.com, and made available on our toll-free, automated telephone line, 1-877-999-REIT (7348).